Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2007
Santa Clara, Calif.—July 30, 2007—Intevac, Inc. (Company) (Nasdaq: IVAC) reported financial results for the quarter and six months ended June 30, 2007.
Net income for the quarter was $11.6 million, or $0.52 per diluted share, on 22.1 million weighted-average shares outstanding. Net income included $1.3 million of stock-based compensation expense, equivalent to $0.05 per diluted share. Second quarter earnings include the effect of adjusting the Company’s 2007 year-to-date income tax provision to an effective tax rate of 26.9%, from the 31.6% tax rate provided for in the first quarter of 2007. For the second quarter of 2006, net income was $9.3 million, or $0.42 per diluted share, on 22.0 million weighted average shares outstanding, which included $695,000 of stock-based compensation expense, equivalent to $0.03 per diluted share.
Revenues for the quarter were $72.1 million, including $68.5 million of Equipment revenues and Imaging revenues of $3.6 million. Equipment revenues consisted of twelve 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $2.5 million of research and development contracts and $1.1 million of product sales. In the second quarter of 2006, revenues were $59.5 million, including $56.4 million of Equipment revenues and $3.1 million of Imaging revenues, which included $378,000 of product sales.
Equipment and Imaging gross margins for the second quarter of 2007 rose to 43.1% and 39.5%, respectively, from 36.4% and 25.4% in the second quarter of 2006. Equipment margins improved primarily due to lower manufacturing costs as well as higher sales of spares and upgrades. Imaging margins improved primarily as the result of higher margins on development contracts and products. Consolidated gross margins improved to 42.8% from 35.7% in second quarter 2006.
Operating expenses for the quarter totaled $17.5 million, or 24.3% of revenues, versus $11.3 million, or 19.0% of revenues, in the second quarter of 2006. Operating expenses grew primarily as the result of increased spending on development of new Equipment products, increased business development expense and higher stock-based compensation expense.
Net income for the first six months of 2007 was $21.4 million, or $0.97 per diluted share, on 22.2 million weighted-average shares outstanding. Net income included $2.7 million of stock-based compensation expense, equivalent to $0.09 per diluted share. For the first six months of 2006, net income was $16.3 million, or $0.75 per diluted share, on 21.9 million weighted average shares outstanding, which included $1.1 million of stock-based compensation expense, equivalent to $0.04 per diluted share.
Revenues for the first six months were $148.5 million, including $141.0 million of Equipment revenues and Imaging revenues of $7.5 million. Equipment revenues consisted of twenty-five 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $5.3 million of research and development contracts and $2.2 million of product sales. In the first six months of 2006, revenues were $109.2 million, including $104.1 million of Equipment revenues and $5.1 million of Imaging revenues, which included $879,000 of product sales.
Equipment and Imaging gross margins for the first six months of 2007 increased to 43.2% and 38.0%, respectively, from 35.8% and 25.7% in the first six months of 2006. Equipment margins improved primarily due to lower manufacturing costs as well as higher sales of spares and upgrades. Imaging margins improved primarily as the result of higher margins on development contracts and favorable adjustments related to contract closeouts. Consolidated gross margins improved to 42.8% from 35.3% in first six months of 2006.
Operating expenses for the first six months of 2007 totaled $37.2 million, or 25.0% of revenues, versus $22.0 million, or 20.1% of revenues, in the first six months of 2006. Operating expenses grew primarily as the result of increased spending on development of new Equipment products, increased business development expense and higher stock-based compensation expense.
Order backlog totaled $57.5 million on June 30, 2007, compared to $92.8 million on March 31, 2007, and $96.2 million on July 1, 2006. Backlog as of June 30, 2007 includes four 200 Lean® systems.
“We are pleased to deliver strong financial results again this quarter, with gross margin and earnings per share exceeding guidance,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “In the second quarter we accomplished two milestones of our growth strategy: the official launch of our Lean Etch™ semiconductor manufacturing system during SEMICON West and approval by the U.S. government to ship large quantities of our digital night vision modules to our NATO customer.”
Conference Call Information
The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 4:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 6224367.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Imaging Instrumentation.
Equipment Business: Intevac is a leader in the design, manufacture and marketing of high-productivity “lean” manufacturing systems and has been producing “Lean Thinking” platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer leading-edge, high-productivity etch systems to the semiconductor industry.
Imaging Instrumentation Business: Intevac is a leader in the development of leading-edge, high-sensitivity imaging products and miniature Raman instruments. We provide sensors, cameras and systems for government applications such as night vision and long-range target identification and we provide cameras and Raman systems to the industrial, physical science and life science markets.
For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.
Lean Etch™ is a trademark, and 200 Lean® is a registered trademark, of Intevac, Inc.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		6 months ended

	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$68,519	$56,465	$140,965	$104,038
Imaging	3,586	3,077	7,514	5,124

Total net revenues	72,105	59,542	148,479	109,162

Gross profit	30,827	21,262	63,609	38,568
Gross margin
Equipment	43.1%	36.4%	43.2%	35.8%
Imaging	39.5%	25.4%	38.0%	25.7%

Consolidated	42.8%	35.7%	42.8%	35.3%

Operating expenses
Research and development	9,648	6,290	21,840	11,851
Selling, general and administrative	7,839	5,004	15,352	10,118

Total operating expenses	17,487	11,294	37,192	21,969

Operating income/(loss)
Equipment Products	15,842	10,974	30,831	19,454
Imaging	(1,515)	(1,159)	(3,115)	(3,028)
Corporate	(987)	153	(1,299)	173

Total operating profit	13,340	9,968	26,417	16,599

Other income	1,538	729	2,858	1,327

Profit before provision for income taxes	14,878	10,697	29,275	17,926
Provision for income taxes	3,326	1,364	7,878	1,582

Net income	$11,552	$9,333	$21,397	$16,344

Income per share
Basic	$0.54	$0.44	$1.00	$0.78
Diluted	$0.52	$0.42	$0.97	$0.75
Weighted average common shares outstanding
Basic	21,396	20,987	21,345	20,910
Diluted	22,146	21,972	22,167	21,883
-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2007	Dec. 31, 2006

	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$105,435	$95,035
Accounts receivable, net	38,981	39,927
Inventories	27,870	37,942
Deferred tax assets	4,100	3,269
Prepaid expenses and other current assets	2,044	2,506

Total current assets	178,430	178,679

Long term investments	12,000	8,000
Property, plant and equipment, net	15,004	13,546
Investment in 601 California Avenue LLC	2,431	2,431
Deferred tax assets	1,312	1,312
Goodwill	5,434	—
Other long-term assets	2,432	2,035

Total assets	$217,043	$206,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable	$1,945	—
Accounts payable	9,815	$15,994
Accrued payroll and related liabilities	8,541	11,769
Other accrued liabilities	7,467	6,612
Customer advances	15,387	26,243

Total current liabilities	43,155	60,618

Other long-term liabilities	2,787	1,075
Shareholders’ equity
Common stock	101,346	99,468
Paid in Capital	10,825	7,319
Accumulated other comprehensive income	364	354
Retained earnings	58,566	37,169

Total shareholders’ equity	171,101	144,310

Total liabilities and shareholders’ equity	$217,043	$206,003

-more-

SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
(In Thousands, except per share amounts)
(Unaudited)
     The effect of recording stock-based compensation for the three- and six-month periods ended June 30, 2007 and July 1, 2006 were as follows:

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Stock-based compensation by type of award:
Stock options	$1,169	$552	$2,314	$896
Employee Stock Purchase Plan	214	167	427	283
Amounts capitalized as inventory	(68)	(24)	(72)	(56)

Total stock-based compensation	1,315	695	2,669	1,123
Tax effect on stock-based compensation	(290)	(61)	(718)	(99)

Net effect on net income	1,025	634	1,951	1,024

Effect on earnings per share:
Basic	$0.05	$0.03	$0.09	$0.05
Diluted	$0.05	$0.03	$0.09	$0.04
     Approximately $72,000 and $56,000 of stock-based compensation was capitalized in inventory at June 30, 2007 and July 1, 2006, respectively.